For the annual period ended December 31, 2005.
File number 811-04661
Dryden Global Total Return Fund, Inc.

SUB-ITEM 77D(1)
Policies With Respect to Security Investment


Supplement dated September 14, 2005 to the
Prospectus and Statement of Additional Information dated April 7, 2005

Effective as of September 7, 2005, Michael Goosay is no longer a portfolio manager of Dryden Global Total Return Fund, Inc. Robert Tipp, CFA, of the PIM Fixed Income Group will continue to be responsible for the day-to-day management of the Fund. All references to Mr. Goosay are hereby deleted from the Fund's prospectus and statement of additional information.

MF169C1